EXHIBIT 12.1

                              AMSCAN HOLDINGS, INC.
                        RATIO OF INCOME TO FIXED CHARGES
                    (Dollars in thousands, except ratio data)

                                                                                                 Transaction
                                                            Years Ended December 31,              Pro Forma
                                     -----------------------------------------------------------------------
                                       1993        1994         1995        1996        1997          1997
                                     --------    --------    ---------   ---------   ----------   ----------
Earnings:
Income (loss) before taxes and
  minority interests                $ 9,104      $10,591     $ 19,206    $ 5,732      $ 7,676      $ 11,285
Add: fixed charges                    3,358        4,719        6,874      8,735        6,512        25,235
                                    --------     --------    ---------   --------     --------     --------

Earnings, as adjusted               $12,462      $15,310     $ 26,080    $14,467      $14,188      $ 13,950
                                    ========     ========    =========   ========     ========     ========

Computation of fixed charges:
  Interest expense                  $ 2,711      $ 3,971     $  6,025    $ 6,968      $ 4,231      $ 22,954
  Interest portion of rental
    expense                             647          748          849      1,767        2,281         2,281
                                    --------     --------    ---------   --------     --------     --------
    Total fixed charges             $ 3,358      $ 4,719     $  6,874    $ 8,735      $ 6,512      $ 25,235
                                    ========     ========    =========   ========     ========     ========

Ratio of earnings to fixed charges     3.7x        3.2x         3.8x        1.7x        2.2x         0.6x


                                                                        TRANSACTION
                                                                         PRO FORMA
                                                                         ---------
                                                                          TWELVE
                                                                       MONTHS ENDED
                                        SIX MONTHS ENDED JUNE 30,        JUNE 30,
                                       ----------------------------    -------------
                                           1997            1998             1998
                                       ------------    ------------    -------------
Earnings:
Income (loss) before taxes and
 minority interests                    $  17,508       $   3,985       $ (14,816)
Add: fixed charges                         2,999          12,412          25,061
                                       ------------    ------------    -------------

Earnings, as adjusted                  $  20,507       $  16,397       $  10,245
                                       ============    ============    =============

Computation of fixed charges:
  Interest expense                     $   1,931       $  11,354       $  22,789
  Interest portion of rental expense       1,068           1,058           2,272
                                       ------------    ------------    -------------
    Total fixed charges                $   2,999       $  12,412       $  25,061
                                       ============    ============    =============

Ratio of earnings to fixed charges         6.8x            1.3x             0.4x
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